Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated April 4, 2019 pertaining to the ARRIS International plc 2016 Stock Incentive Plan of our reports dated February 20, 2019, with respect to the consolidated financial statements of CommScope Holding Company, Inc. and the effectiveness of internal control over financial reporting of CommScope Holding Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 4, 2019